Exhibit 5.1

December 23, 2003

Anteon International Corporation
3211 Jermantown Road, Suite 700
Farifax, Virginia 22030-2801

Ladies and Gentlemen,

     As General Counsel of Anteon International Corporation (“Anteon”), I have acted as counsel to Anteon in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of $20,000,000 in participation interests in the Anteon International Corporation Supplemental Retirement Savings (the “Plan”), which interests represent unsecured obligations of Anteon to pay deferred compensation in the future in accordance with the Plan.

     In connection with the opinion set forth below, I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary.

     Based on the foregoing, it is my opinion that the participation interests being registered pursuant to the Registration Statement, will, when payment is due under the Plan, be valid and binding obligations of Anteon, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

     In addition, the Plan is established and maintained as a top-hat plan for the purpose of providing deferred compensation for a selected group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended. As such, it is subject to limited provisions of ERISA (specifically, Parts 1 and 5 of Title I of ERISA) with which the Registrant complies.

     I hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement and to the reference to me under Item 5, “Interest of Named Experts and Counsel,” of the Registration Statement.

Very truly yours,

/s/ Curtis L. Schehr

Curtis L. Schehr, Esq. as General Counsel